UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 24, 2010
ART TECHNOLOGY GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-26679 (Commission File Number)	04-3141918 (IRS Employer Identification No.)

One Main Street, Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 386-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          (1) On March 24, 2010, our Compensation Committee adopted a 2010 Executive Management Cash Compensation Plan providing for base salaries and target cash incentive compensation (the “Plan”) for our Named Executive Officers, other than our President and Chief Executive Officer (“CEO”), and recommended a 2010 Executive Management Cash Compensation Plan for our CEO to our Board of Directors.
          On March 29, 2010, our Board of Directors approved, at the recommendation of the Compensation Committee, the Plan for our CEO.
          Under the Plan, we must achieve greater than fifty percent of the Adjusted Operating Profit goal for 2010 approved by our Board of Directors as part of our 2010 Annual Operating Plan before the Named Executive Officers become eligible to receive any portion of the annual target cash incentive compensation that is based on his/her individual cash incentive compensation goals. The amount of the target cash incentive compensation that will be paid out under the Plan to each Named Executive Officer depends on the percentage of each of the listed performance goals that is achieved in 2010. Each of the quantitative corporate goals has a minimum and maximum threshold, and a percentage of the aggregate quarterly or annual target cash incentive compensation is assigned to each goal. If the goals are exceeded, our Named Executive Officers are eligible to receive cash incentive compensation in excess of the target payouts. In addition, our Senior Vice President of Worldwide Sales and our Senior Vice President of Services are eligible to receive quarterly bonuses based on additional goals set forth in their plans, irrespective of whether we achieve our annual Adjusted Operating Profit goal.
          The above description of the Plan is qualified in its entirety by the Plan summary that is attached as Exhibit 99.1.
          (2) On March 24, 2010 the Compensation Committee agreed to award to our Named Executive Officers, other than our CEO, restricted stock units in the amounts detailed below. The grants will be effective as of the later of (a) May 17, 2010, or (b) the date on which such executives sign the Company’s standard form of RSU agreements (“RSU Agreements”), provided that such Named Executive Officers are employed by us on May 17, 2010.
          On March 29, 2010, the Board of Directors approved, at the recommendation of the Compensation Committee, the award to our CEO of restricted stock units in the amounts detailed below. The grants will be effective as of the later of (a) May 17, 2010, or (b) the date on which the CEO signs the RSU Agreements, provided that the CEO is employed by us on May 17, 2010.

     The number of restricted stock units to be granted under the RSU Agreements to our Named Executive Officers is as set forth in the following table:

	Time-Based	Performance-Based
	Vesting	Vesting Restricted
	Restricted Stock	Stock Units for
Name	Units for 2010	2010
Robert D. Burke	125,000	125,000
Julie M.B. Bradley	65,000	65,000
Barry Clark	55,000	55,000
Louis R. Frio Jr.	55,000	55,000
Kenneth Z. Volpe	55,000	55,000
           Time-based vesting restricted stock units are unvested as of the date of grant and represents the right to receive one share of our common stock upon vesting. Each time-based vesting restricted stock unit will vest 25% on each of March 6, 2011, March 6, 2012, March 6, 2013 and March 6, 2014, provided that such Named Executive Officers are employed by us on those dates.
          Performance-based vesting restricted stock units are unvested on the date of grant and are subject to both performance-based vesting conditions as well as a time-based vesting schedule. The restricted stock units underlying each award must be earned pursuant to the 2010 performance-based criteria determined by the Compensation Committee and set forth in the applicable RSU Agreement. Once earned, and provided that the holder continues to be employed by us, performance-based restricted stock units then vest over four years, with 25% of the earned units vesting on each of March 6, 2011, March 6, 2012, March 6, 2013 and March 6, 2014, provided that such Named Executive Officers are employed by us on those dates.

          Item 9.01 Financial Statement and Exhibits.
     (d) Exhibits

Number	Title
99.1	2010 Executive Management Cash Compensation Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ART TECHNOLOGY GROUP, INC.
Date: March 30, 2010	By:	/s/ Julie M.B. Bradley
Julie M.B. Bradley
Senior Vice President and Chief Financial Officer